Exhibit 99.1
News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

For Immediate Release To:	For Information Contact:
Analysts, Financial Community, Media	T.J. Thom (504) 799-4830
Al Petrie (504) 799-1953

EPL Offers To Acquire Stone Energy for $52 Per Share
in Cash and Stock

Equity Value of Approximately $1.4 Billion

Provides Premium of Approximately 26% to Current Value of Plains/Stone Agreement
and Is Expected to Be Immediately Accretive to Cash Flow Per Share

Proposed Combination Creates Premier Offshore E&P Company,
Accelerates Diversification and Growth within Gulf of Mexico Shelf

NEW ORLEANS, May 25, 2006 - Energy Partners, Ltd. (“EPL”) (NYSE:EPL) announced today that it has made an offer to the Board of Directors of Stone Energy Corporation (“Stone”) (NYSE:SGY) to acquire all of the outstanding shares of Stone for a combination of cash and stock valued at $52.00 per Stone share. Under the terms of the EPL proposal, each share of Stone common stock will be exchanged for $26.00 in cash and a variable number of shares of EPL common stock having a value of $26.00 based on the average closing price of EPL stock over the 20 trading days preceding the closing of the merger. The number of EPL shares to be issued for each Stone share will range from a maximum of 1.287 to a minimum of 1.053, assuming 27.7 million fully diluted Stone shares. This would equate to 1.21 EPL shares for each Stone share, based upon the closing price of EPL’s stock on May 24, 2006. Stone shareholders will be given the option to elect to receive the consideration in cash or EPL common stock, subject to the limitation that the total value of the cash consideration payable for the shares will be approximately $720 million.

EPL’s offer represents a premium of approximately 26% over the $41.20 per share value proposed to be paid for Stone shares under the merger agreement between Plains Exploration and Production Company (“Plains”) (NYSE:PXP) and Stone, based on the closing price of Plains’s common stock on May 24, 2006; a premium of approximately 10% over the closing price of Stone’s common stock on April 21, 2006, the last trading day prior to the announcement of the proposed Plains/Stone agreement; and a premium of approximately 28% over the May 24, 2006 closing price of Stone’s common stock, the last trading day before the EPL offer was made public.

The proposed transaction is valued at approximately $2.0 billion, which includes approximately $1.4 billion in equity and the assumption of approximately $563 million of Stone debt. This represents aggregate additional consideration of $300 million over the current value provided to Stone shareholders under the Plains/Stone agreement. On a pro forma basis, the combined company will be the third most active driller of operated wells in federal and state waters in the Gulf of Mexico (based on 2005 figures). The transaction is expected to be immediately accretive to EPL’s cash flow per share. Assuming the timeline set forth in the offer letter, it is anticipated that the proposed transaction will close in the third quarter of 2006. The equity portion of the transaction is expected to be structured to be tax free to Stone shareholders who elect to receive EPL shares.

“The financial benefits of this offer are extremely compelling for Stone shareholders,” said Richard A. Bachmann, EPL’s Chairman and Chief Executive Officer. “Our offer clearly provides Stone shareholders superior value over that contemplated by the Plains/Stone agreement, including a substantial premium, the certainty of cash, and a variable exchange ratio subject to a collar to provide downside protection. In addition, given our highly complementary operating assets, we expect to achieve significantly greater synergies than those identified in the Plains/Stone agreement.

“The combination of Stone and EPL will create a premier offshore E&P company capable of generating considerable upside value for shareholders of both companies. This transaction will accelerate the diversification and growth of our presence in the Gulf of Mexico Shelf and add proved reserves at an attractive price. We will also gain significant option value through Stone’s onshore Rockies position. Furthermore, the acquisition of Stone will increase our scale and scope and enhance our competitive position in all facets of exploration and development.

“We are confident that Stone’s Board and shareholders will find this offer superior to the Plains transaction,” concluded Mr. Bachmann. “For EPL shareholders, this transaction represents the opportunity to become a leading player in the industry and create even greater long-term value. We look forward to the Stone Board and management team carefully considering our offer and to moving quickly with them towards a definitive merger agreement.”

Below is the text of the letter that was sent to James H. Stone, Chairman of Stone’s Board of Directors.

May 24, 2006

Board of Directors
Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, LA 70508

Attention: James H. Stone
Chairman of the Board

Dear Jimmy:

We are pleased to submit this offer to combine the businesses of our two companies, subject to the terms and conditions discussed below. Our offer clearly meets the standard for a Target Superior Proposal as contemplated by your merger agreement with Plains.

We propose to acquire all the shares of Stone for a combination of cash and stock at a price of $52.00 per Stone share, subject to a limit on the number of EPL shares to be issued. Under the terms of our offer, each Stone share will be exchanged for $26.00 in cash and a variable number of shares of EPL common stock having a value of $26.00 based on the average closing price over the 20 trading days preceding the closing of the merger, provided that the number of EPL shares to be issued for each Stone share will range from a maximum of 1.287 to a minimum of 1.053, based on our assumption of 27.7 million fully diluted Stone shares. Based on our closing price today, that would equate to 1.21 EPL shares for each Stone share. We will provide the opportunity for each Stone shareholder to elect whether to receive the consideration in cash or common stock of EPL, subject to the limitation that the total value of the cash consideration payable for the shares will be approximately $720 million. We intend to structure the transaction so that receipt of our shares would be tax free to your shareholders who elect to receive shares.

We call your attention to the following:

•	Our offer ($52.00 per Stone share) represents a 26.21% premium over the current value of the Plains offer ($41.20 per Stone share based on today’s closing price for Plains’ shares).

•	Our offer represents aggregate additional consideration of approximately $300 million to Stone’s shareholders.

•	Fully 50% of our offer is in cash, which combined with our variable exchange ratio (subject to a collar), will substantially protect the offer value from changes in EPL’s share price.

•
Given the overlapping nature of a significant portion of our asset base, we believe there are material overhead and operating cost savings that will create additional value for Stone’s shareholders who continue as EPL shareholders.

Our offer is not subject to any financing contingency. We have received a commitment letter from Bank of America, N.A. and affiliates for the financing necessary to consummate the proposed transaction.

We have carefully reviewed all information filed by Stone with the SEC, and believe that we can complete our due diligence review of your Company promptly. We are available to commence our due diligence review immediately, and we are confident that, assuming full cooperation, we can complete our review within 7 to 10 days. We are also prepared to give you and your representatives full access to our non-public information for purposes of your due diligence review of us.

Our board of directors has approved the submission of our offer. Any definitive transaction between EPL and Stone would, of course, be subject to final approval by our board and our shareholders. We are prepared to enter into a merger agreement reflecting the above terms and which would otherwise be substantially similar to the merger agreement that you entered into with Plains. We believe that the proposed transaction could close in the third quarter of 2006.

This letter is not intended to, and does not, create or constitute any legally binding obligation, liability or commitment by us regarding the proposed transaction, and, other than the confidentiality agreement we will enter into with you, there will be no legally binding contract or agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed.

We and our financial advisors, Evercore Group L.L.C. and Banc of America Securities LLC, and our legal advisors, Cahill Gordon & Reindel LLP, are prepared to move forward immediately with our offer. We believe that it presents a compelling opportunity for both our companies, and look forward to your prompt response.

Very truly yours,

/s/ Richard A. Bachmann

Richard A. Bachmann
Chairman of the Board and
Chief Executive Officer

cc: David H. Welch, President and Chief Executive Officer, Stone Energy Corporation

The proposed transaction is not subject to any financing contingency. EPL has received a commitment letter from Bank of America, N.A. and affiliates for the financing of the transaction.

Evercore Group L.L.C. and Banc of America Securities LLC are acting as financial advisors to EPL and Cahill Gordon & Reindel LLP is acting as legal counsel.

EPL executives will be discussing the proposed transaction with analysts and investors on a conference call at 9:30 a.m. ET / 8:30 am CT today, May 25, 2006. To access the conference call, please dial 888-344-1107 (U.S. dial-in) or 973-582-2859 (international dial-in) beginning at 9:15 a.m. ET / 8:15 am CT and ask to be connected to the Energy Partners conference call (conference ID# 7439634). A replay of the call will be available until June 1, 2006 by dialing 877-519-4471 (U.S. dial-in) or 973-341-3080 (international dial-in) (conference ID# 7439634). Accompanying slides will be available on EPL’s website, www.eplweb.com. The Company will also webcast the call to all interested parties through its website. Please see the website for details on how to access the webcast.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Contacts

Investors:

T.J. Thom (504-799-4830) / Al Petrie (504-799-1953)
Energy Partners Ltd.

Media:

Eden Abrahams / Steve Frankel (212-355-4449)
Joele Frank, Wilkinson Brimmer Katcher

Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are “forward-looking statements” under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company’s current assumptions and projections are valid. Actual results may differ materially from those projected.

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